Exhibit 99.1

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$93,732	$67,182
Restricted cash	22,485	18,248
Short-term investments	151,736	64,154
Accounts receivable, net of allowance for doubtful accounts of $794 and $1,262 at December 31, 2003 and 2002, respectively	10,782	13,636
Prepaid expenses and other current assets	4,778	6,348

Total current assets	283,513	169,568

Property and equipment, net	16,524	21,413
Intangible assets, net	7,053	1,694
Goodwill	8,779	10,517
Other assets, principally equity investments in pricelinemortgage, and at December 31, 2003, Travelweb LLC	21,915	7,970

Total assets	$337,784	$211,162

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$25,061	$35,375
Accrued expenses	21,031	27,889
Other current liabilities	3,522	2,063
Total current liabilities	49,614	65,327

Long-term accrued expenses	532	715
Other long-term liabilities	537
Long-term debt	124,524	—
Total liabilities	175,207	66,042

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	306	1,884
Treasury stock	(350,628)	(338,410)
Additional paid-in capital	2,055,607	2,033,944
Deferred compensation	(1,408)	—
Accumulated deficit	(1,555,444)	(1,565,869)
Accumulated other comprehensive income	674	101
Total stockholders’ equity	149,107	131,650

Total liabilities and stockholders’ equity	$337,784	$211,162

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Merchant revenues	$176,319	$195,814	$852,454	$996,112
Agency revenues	3,178	131	7,554	720
Other revenues	670	1,356	3,653	6,774
Total revenues	180,167	197,301	863,661	1,003,606

Cost of merchant revenues	148,351	166,710	717,716	844,142
Cost of agency revenues	—	—	—	—
Cost of other revenues	—	107	—	1,098
Total costs of revenues	148,351	166,817	717,716	845,240

Gross profit	$31,816	$30,484	$145,945	$158,366

Operating expenses:
Advertising	10,092	10,011	42,248	44,664
Sales and marketing	4,908	5,310	26,803	32,699
Personnel	7,180	7,493	29,680	32,045
General and administrative, including option payroll taxes	3,256	3,187	12,031	13,298
Information technology	2,049	3,142	8,898	12,008
Depreciation and amortization	2,324	4,466	11,533	18,264
Stock based compensation	106	250	282	1,000
Special charge (reversal)	—	—	—	(200)
Restructuring charge (reversal)	(49)	4,654	(186)	3,738
Severance charge (reversal)	—	—	—	(55)
Impairment charge	—	—	—	24,229
Warrant costs	—	—	6,638	—

Total operating expenses	$29,866	$38,513	$137,927	$181,690

Operating income (loss)	$1,950	$(8,029)	$8,018	$(23,324)

Other income:
Interest income	1,004	647	2,474	2,911
Interest expense	(563)	(30)	(907)	(68)
Equity in income of investees, net	(163)	—	2,331	1,131
Other	—	1	—	166
Total other income	$278	$618	$3,898	$4,140

Net income (loss)	2,228	(7,411)	11,916	(19,184)
Preferred stock dividend		—	(1,491)	(2,344)

Net income (loss) applicable to common stockholders	$2,228	$(7,411)	$10,425	$(21,528)

Net income (loss) applicable to common stockholders per basic common share	$0.06	$(0.20)	$0.28	$(0.57)

Weighted average number of basic common shares outstanding	38,019	37,452	37,804	37,881

Net income (loss) applicable to common stockholders per diluted common share	$0.06	$(0.20)	$0.27	$(0.57)

Weighted average number of diluted common shares outstanding	40,107	37,452	39,009	37,881